Exhibit 99.1

Sept. 15, 2006

FOR IMMEDIATE RELEASE

Contacts:
Rob Greene	Bob Denham
President	Senior Vice President
Branch Banking and Trust Company	Public Relations
(336) 733-2304	(910) 914-9073

BB&T consolidation creates one banking subsidiary

          WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today said it plans to merge banking subsidiaries BB&T of Virginia and BB&T of South Carolina into Branch Banking and Trust Company, the corporation’s primary banking subsidiary.

          The merger, subject to the approval of regulators and the corporation’s three bank boards, is expected to be completed by year-end. Branch Banking and Trust Company would become the corporation’s sole banking subsidiary. Branch Banking and Trust Company is headquartered in Winston-Salem, home also to BB&T Corporation.

          The consolidation will reduce operating expenses, improve efficiency and ease the regulatory burden of operating three banking subsidiaries, said corporate Chairman and Chief Executive Officer John Allison.

BB&T Corporation and its subsidiaries offer full-service commercial and retail banking and additional financial services such as insurance, investments, retail brokerage, corporate finance, consumer finance, treasury services, international banking, leasing and trust.

BB&T operates more than 1,400 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C.

With $116.3 billion in assets, BB&T Corporation is the nation’s ninth largest financial holding company. More information about BB&T is available at www.BBT.com.

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